                                                                    Exhibit 99.1
                                 [ASHWORTH LOGO]

                                Contact: Randall L. Herrel, Sr. - Chairman & CEO
                                (760) 929-6142
                                Terence Tsang - EVP & COO/CFO
                                (760) 929-4611

                                Investor Relations: James K. White
                                Kehoe, White & Company, Inc
                                (562) 437-0655

 ASHWORTH, INC. REPORTS RECORD THIRD QUARTER AND NINE-MONTH REVENUE, INCREASES
         GUIDANCE FOR FISCAL 2004 AND PROVIDES GUIDANCE FOR FISCAL 2005

-     THIRD QUARTER NET REVENUE INCREASED 12.8% TO A RECORD $42.8 MILLION

-     THIRD QUARTER OPERATING INCOME INCREASED 23.2% TO A RECORD $4.5 MILLION

- NINE-MONTH YEAR-TO-DATE CONSOLIDATED NET REVENUE INCREASED 6.6% TO $124.8 MILLION, ALSO A RECORD LEVEL

- RECENTLY ACQUIRED GEKKO BRANDS, LLC CONTRIBUTED $3.4 MILLION TO REVENUE AND $0.01 TO DILUTED EARNINGS PER SHARE

CARLSBAD, CALIFORNIA, September 9, 2004 - Ashworth, Inc. (NASDAQ: ASHW), a leading designer of sportswear and golf apparel, today announced financial results for the third quarter and first nine months of fiscal 2004.

Consolidated net revenue for the third quarter ended July 31, 2004 increased 12.8% to a record $42.8 million as compared to $38.0 million for the third quarter of 2003. Consolidated third quarter net income was $0.5 million or $0.04 per diluted share compared to net income of $2.1 million or $0.16 per diluted share in the same quarter of the prior year. During the third quarter of fiscal 2004, the Company incurred a $3.0 million pre-tax charge related to a tentative settlement to conclude a 1999 securities class action lawsuit against the Company and certain current and former directors and officers. Excluding this charge, the Company would have reported consolidated net income and earnings per diluted share of $2.3 million and $0.17, respectively. The Company believes that excluding the effect of the charge related to the settlement provides useful information to investors in analyzing the Company's operations in fiscal 2004 as compared to fiscal 2003.

The Company attributed the record consolidated third quarter revenue to increases in its domestic and international segments and a $3.4 million contribution from Gekko Brands, LLC, which was acquired July 6, 2004. Third quarter domestic revenue increased 13.0% to $35.8 million compared to $31.7 million for the third quarter of 2003. Third quarter revenue from international sales increased 11.9% to $7.0 million for the third quarter of fiscal 2004 from $6.3 million for the third quarter of 2003.

For the nine-month period ended July 31, 2004, consolidated net revenue increased 6.6% to a record $124.8 million compared to $117.1 million for the same period in fiscal 2003. Consolidated net income for the same period was $6.3 million or $0.46 per diluted share compared to consolidated net income of $6.5 million or $0.49 per diluted share for the same period of fiscal 2003. For the nine-month period ended July 31, 2004, net income was impacted by the aforementioned pre-tax charge related to the settlement of a class action lawsuit and the one-time gain on sale of fixed assets recorded in the second quarter of fiscal 2004. Excluding these two items, the Company would have reported consolidated net income of $7.2 million or $0.52 per diluted share for the nine-month period ended July 31, 2004. The Company believes that excluding the effects of the charge related to the settlement and the gain on sale of fixed assets provides useful information to investors in analyzing the impact the non-operational transactions had on the Company's performance in fiscal 2004 as compared to fiscal 2003. Net revenue for the domestic segment increased 4.7% to $103.3 million for the first nine months of fiscal 2004 from $98.7 million for the same period of fiscal 2003. Net revenue from the international segment increased 16.6% to $21.5 million for the first nine months of fiscal 2004 from $18.5 million for the same period of fiscal 2003.

Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "We are pleased to report solid third quarter results. The benefits of our multi-channel, multi-brand distribution strategies were apparent during the quarter. We achieved record third quarter revenue due to growth in most channels offsetting soft sales in others. Revenue in our core golf, retail, and international channels increased 3.8%, 6.3% and 11.9%, respectively, offsetting a 1.5% decline in our corporate channel. Currency exchange fluctuations accounted for $0.5 million of the $0.7 million total increase in net revenues from our international segment. Strong growth in sales of Callaway Golf branded apparel and a $3.4 million contribution from the recently acquired Gekko Brands, LLC also contributed to our record revenue. I believe our third quarter accomplishments are particularly notable in light of continuing global uncertainties and a slow recovery in the golf industry."

"We are very excited about our strategic acquisition of Gekko Brands," continued Mr. Herrel. "The Gekko acquisition was immediately accretive and contributed $0.2 million or $0.01 per share to our third quarter results. This acquisition expands our multi-channel, multi-brand distribution strategy as it provides us with new distribution channels for the Ashworth(R) and Callaway Golf apparel brands. We also expect sales growth from Gekko's The Game(R) brand when we begin delivering this brand to our existing distribution channels."

In reviewing the Company's financial position, Terence Tsang, Chief Operating Officer and Chief Financial Officer, stated, "We are pleased with the continuing improvements in our operations and profitability. Third quarter gross margin expanded 80 basis points to 42.1% primarily due to our continual efforts to improve sourcing and reduce product costs while controlling other expenses. This marks the fifth consecutive year-over-year quarterly gross margin improvement. Third quarter operating margin increased 80 basis points to 10.4% reflecting the gross margin improvement and seasonally high sales of Gekko products and the associated operating leverage."

Mr. Tsang continued, "Our balance sheet remains strong as we continue managing our working capital and seek to optimize our financial leverage. As compared to a year ago, net accounts receivable and inventory increased 25.1% and 9.7%, respectively, primarily as a result of the Gekko acquisition. Total debt increased to $34.5 million as of July 31, 2004 compared to $9.0 million last year, $21.0 million of which was used for the Gekko acquisition and $11.6 million to finance a portion of our new distribution center in Oceanside, California."

The Company is increasing its guidance for the fourth quarter fiscal 2004 due to the acquisition of Gekko Brands, LLC. Based on current business trends, the Company expects a 35% to 45% increase in fiscal 2004 fourth quarter net revenues to approximately $43.7 million to $46.9 million, as compared to the same quarter of fiscal 2003, and earnings of $0.10 to $0.14 per diluted share, compared to $0.07 in the same quarter of fiscal 2003. Included in the Company's expected fiscal 2004 fourth quarter earnings is a $0.02 to $0.03 per diluted share contribution from the acquisition of Gekko Brands, LLC. The Company currently plans to report fourth quarter 2004 results on Thursday, December 16, 2004.

As a result of the increased guidance for the fourth quarter, the Company updated its guidance for the full year fiscal 2004. Based on current information, the Company expects a 13% to 15% increase in consolidated net revenues for fiscal 2004 to approximately $168.6 million to $171.8 million. The Company expects to report fiscal 2004 earnings of $0.56 to $0.60 per diluted share including the after-tax charge of $1.8 million or $0.13 per diluted share related to the settlement of a class action lawsuit and a $1.0 million or $0.07 per diluted share after-tax gain on sale of its distribution center buildings in Carlsbad, California. Included in the Company's expected fiscal 2004 earnings is a $0.03 to $0.04 per diluted share contribution from the acquisition of Gekko Brands, LLC.

The Company also announced its initial revenue and earnings guidance for fiscal 2005, which includes the operations of Gekko Brands, LLC. Based on current information, the Company expects an increase in consolidated net revenues for fiscal 2005 to approximately $207 million to $215 million. The Company expects an earnings increase to approximately $0.76 to $0.82 per diluted share for fiscal 2005.

Mr. Herrel concluded, "Though we remain prudently conservative in our guidance due to the uncertainty and challenges in the golf industry, we are very optimistic about the future of Ashworth and the opportunities provided from the strategic acquisition of Gekko Brands, LLC. The acquisition enhances Ashworth, Inc.'s multi-brand, multi-channel, global business model in several ways. The transaction increases the Company's channels of distribution from three to six and increases the number of brands that can be sold into each distribution channel while leveraging existing channel relationships, sales forces and expertise."

Investors and all others are invited to listen to a conference call discussing fiscal 2004 third quarter results and the outlook for the remainder of fiscal 2004, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet and can be accessed by visiting the Company's investor information page at www.ashworthinc.com. An online replay will be available until September 18, 2004. Additionally, a 48-hour telephone replay will be accessible by calling
(877) 519-4471 for domestic callers and (973) 341-3080 for international callers; enter pass code 5113982.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC ("Gekko"), a leading designer, producer and distributor of headwear and apparel under The Game(R) and Kudzu(R) brands. This strategic acquisition provides opportunity for additional growth in new, quality channels of distribution for the Ashworth and Callaway Golf apparel brands as well as further growth from The Game(R) and Kudzu(R) brands' sales into the Company's current distribution channels. The Game(R) brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game(R) brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu(R) brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no responsibility to publicly release the results of any revisions to these forward-looking statements that may arise from changing circumstances or unanticipated events. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company's recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, the potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2003 and Form 10-Q's filed thereafter.

                                 (tables follow)

ASHWORTH, INC.
Consolidated Statements of Income
Third Quarter ended July 31, 2004 and 2003
(Unaudited)

                                                               Summary of Results of Operations
                                                                  2004                2003
                                                              -------------       -------------
THIRD QUARTER

Net Revenue ............................................      $  42,825,000       $  37,960,000
Cost of Sales ..........................................         24,798,000          22,284,000
                                                              -------------       -------------
   Gross Profit ........................................         18,027,000          15,676,000
Selling, General and Administrative Expenses ...........         13,560,000          12,051,000
                                                              -------------       -------------
Income from Operations .................................          4,467,000           3,625,000
Other Income (Expense):
   Interest Income .....................................             14,000               9,000
   Interest Expense ....................................           (452,000)           (232,000)
   Other Income (Expense), net .........................         (3,183,000)             37,000
                                                              -------------       -------------
   Total Other Expense, net ............................         (3,621,000)           (186,000)

Income Before Provision for Income Taxes ...............            846,000           3,439,000
Provision for Income Taxes .............................           (338,000)         (1,376,000)
                                                              -------------       -------------
   Net Income ..........................................      $     508,000       $   2,063,000
                                                              =============       =============

Net Income Per Share - BASIC ...........................      $        0.04       $        0.16
Weighted Average Common Shares Outstanding .............         13,444,000          13,006,000
                                                              =============       =============

Net Income Per Share - DILUTED .........................      $        0.04       $        0.16
Adjusted Weighted Average Shares and Assumed Conversions         13,757,000          13,211,000
                                                              =============       =============

NINE MONTHS

Net Revenue ............................................      $ 124,835,000       $ 117,118,000
Cost of Sales ..........................................         72,808,000          69,515,000
                                                              -------------       -------------
   Gross Profit ........................................         52,027,000          47,603,000
Selling, General and Administrative Expenses ...........         39,052,000          36,445,000
                                                              -------------       -------------
Income from Operations .................................         12,975,000          11,158,000
Other Income (Expense):
   Interest Income .....................................             46,000              24,000
   Interest Expense ....................................           (848,000)           (683,000)
   Other Income (Expense), net .........................         (1,664,000)            253,000
                                                              -------------       -------------
Total Other Expense, net ...............................         (2,466,000)           (406,000)

Income Before Provision for Income Taxes ...............         10,509,000          10,752,000
Provision for Income Taxes .............................         (4,204,000)         (4,301,000)
                                                              -------------       -------------
   Net Income ..........................................      $   6,305,000       $   6,451,000
                                                              =============       =============

Net Income Per Share - BASIC ...........................      $        0.47       $        0.50
Weighted Average Common Shares Outstanding .............         13,366,000          12,972,000
                                                              =============       =============

Net Income Per Share - DILUTED .........................      $        0.46       $        0.49
Adjusted Weighted Average Shares and Assumed Conversions         13,703,000          13,124,000
                                                              =============       =============

ASHWORTH, INC.
Consolidated Balance Sheets
As of July 31, 2004 and 2003
(Unaudited)

                                                            July 31,          July 31,
ASSETS                                                        2004              2003
                                                          ------------      ------------
CURRENT ASSETS
   Cash and Cash Equivalents .......................      $  3,140,000      $  4,029,000
   Accounts Receivable-Trade, net ..................        42,185,000        33,733,000
   Inventories, net ................................        46,406,000        42,321,000
   Other Current Assets ............................         7,703,000         8,656,000
                                                          ------------      ------------
     Total Current Assets ..........................        99,434,000        88,739,000

Property and Equipment, net ........................        32,717,000        17,579,000
     Other Assets, net .............................        23,919,000           704,000
                                                          ------------      ------------
                         Total Assets ..............      $156,070,000      $107,022,000
                                                          ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of Credit ..................................      $  1,750,000      $  6,000,000
   Current Portion of Long-Term Debt ...............         4,545,000           284,000
   Accounts Payable - Trade ........................        12,133,000         7,079,000
   Other Current Liabilities .......................        10,271,000         3,997,000
                                                          ------------      ------------
   Total Current Liabilities .......................        28,699,000        17,360,000

Long-Term Debt .....................................        28,237,000         2,706,000
Other Long-Term Liabilities ........................         1,932,000         1,570,000
Stockholders' Equity ...............................        97,202,000        85,386,000
                                                          ------------      ------------
          Total Liabilities and Stockholders' Equity      $156,070,000      $107,022,000
                                                          ============      ============

This earnings release includes information presented on an adjusted non-GAAP basis. These adjusted non-GAAP financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of adjusted non-GAAP results provides useful information to both management and investors to better understand the impact of the charge related to the settlement of the class action lawsuit booked in the third quarter of fiscal 2004 and the gain on sale of the Company's existing distribution facility in Carlsbad, California booked in the second quarter of fiscal 2004. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the adjusted non-GAAP financial measure with the most directly comparable GAAP-based financial measure.

                                 ASHWORTH, INC.
               ADJUSTED NON-GAAP CONSOLIDATED STATEMENTS OF INCOME
                   THIRD QUARTER ENDED JULY 31, 2004 AND 2003
                                   (UNAUDITED)

                                                                                                     QUARTER
                                                           QUARTER ENDED                              ENDED
                                                              7/31/04                                7/31/03
                                          --------------------------------------------------       ------------
                                                           ELIMINATION OF        ADJUSTED
                                              AS            CLASS ACTION         NON-GAAP              AS
                                            REPORTED       SETTLEMENT CHARGE      RESULTS            REPORTED
                                          ------------       ------------       ------------       ------------
Net Revenue ........................      $ 42,825,000       $         --       $ 42,825,000       $ 37,960,000
Cost of Sales ......................        24,798,000                 --         24,798,000         22,284,000
                                          ------------       ------------       ------------       ------------
   Gross Profit ....................        18,027,000                            18,027,000         15,676,000
Selling, General and
   Administrative Expenses .........        13,560,000                 --         13,560,000         12,051,000
                                          ------------       ------------       ------------       ------------
Income from Operations .............         4,467,000                             4,467,000          3,625,000
Other Income (Expense):
   Interest Income .................            14,000                 --             14,000              9,000
   Interest Expense ................          (452,000)                --           (452,000)          (232,000)
   Other Income (Expense), net .....        (3,183,000)         3,000,000           (183,000)            37,000
                                          ------------       ------------       ------------       ------------
   Total Other Income (Expense), net        (3,621,000)         3,000,000           (621,000)          (186,000)

Income Before Provision for
   Income Taxes ....................           846,000          3,000,000          3,846,000          3,439,000
Provision for Income Taxes .........          (338,000)        (1,200,000)        (1,538,000)        (1,376,000)
                                          ------------       ------------       ------------       ------------
   Net Income ......................      $    508,000       $  1,800,000       $  2,308,000       $  2,063,000
                                          ============       ============       ============       ============

Net Income Per Share - BASIC .......      $       0.04       $       0.13       $       0.17       $       0.16
Weighted Average Common
   Shares Outstanding ..............        13,444,000         13,444,000         13,444,000         13,006,000
                                          ============       ============       ============       ============

Net Income Per Share - DILUTED .....      $       0.04       $       0.13       $       0.17       $       0.16
Adjusted Weighted Average Shares
   And Assumed Conversions .........        13,757,000         13,757,000         13,757,000         13,211,000
                                          ============       ============       ============       ============

                                 ASHWORTH, INC.
               ADJUSTED NON-GAAP CONSOLIDATED STATEMENTS OF INCOME
                    NINE MONTHS ENDED JULY 31, 2004 AND 2003
                                   (UNAUDITED)


                                                                                                          NINE MONTHS
                                                              NINE MONTHS ENDED                              ENDED
                                                                   7/31/04                                  7/31/03
                                          --------------------------------------------------------       -------------
                                                            ELIMINATION OF
                                                            GAIN ON SALE OF
                                                               EXISTING
                                                             DISTRIBUTION
                                                                CENTER
                                                             AND THE CLASS
                                               AS               ACTION                 ADJUSTED               AS
                                            REPORTED       SETTLEMENT CHARGE       NON-GAAP RESULTS        REPORTED
                                          -------------       -------------          -------------       -------------
Net Revenue ........................      $ 124,835,000       $          --          $ 124,835,000       $ 117,118,000
Cost of Sales ......................         72,808,000                  --             72,808,000          69,515,000
                                          -------------       -------------          -------------       -------------
   Gross Profit ....................         52,027,000                                 52,027,000          47,603,000
Selling, General and
   Administrative Expenses .........         39,052,000                  --             39,052,000          36,445,000
                                          -------------       -------------          -------------       -------------
Income from Operations .............         12,975,000                                 12,975,000          11,158,000
Other Income (Expense):
   Interest Income .................             46,000                  --                 46,000              24,000
   Interest Expense ................           (848,000)                 --               (848,000)           (683,000)
   Other Income (Expense), net .....         (1,664,000)          1,411,000(1)            (253,000)            253,000
                                          -------------       -------------          -------------       -------------
   Total Other Income (Expense), net         (2,466,000)          1,411,000             (1,055,000)           (406,000)

Income Before Provision for
   Income Taxes ....................         10,509,000           1,411,000             11,920,000          10,752,000
Provision for Income Taxes .........         (4,204,000)           (564,000)            (4,768,000)         (4,301,000)
                                          -------------       -------------          -------------       -------------
   Net Income ......................      $   6,305,000       $     847,000          $   7,152,000       $   6,451,000
                                          =============       =============          =============       =============

Net Income Per Share - BASIC .......      $        0.47       $        0.06          $        0.54       $        0.50
Weighted Average Common
   Shares Outstanding ..............         13,366,000          13,366,000             13,366,000          12,972,000
                                          =============       =============          =============       =============

Net Income Per Share - DILUTED .....      $        0.46       $        0.06          $        0.52       $        0.49
Adjusted Weighted Average Shares
   And Assumed Conversions .........         13,703,000          13,703,000             13,703,000          13,124,000
                                          =============       =============          =============       =============

(1) Class action settlement of $3,000,000 less gain on sale of existing distribution center of $1,589,000.